Exhibit 99.1

SOURCE: India Globalization Capital, Inc.

India Globalization Capital Announces Reverse Stock Split to Regain Compliance with the NYSE MKT

BETHESDA, MD--(Globe Newswire – April 12, 2013) – India Globalization Capital, Inc. (NYSE MKT: IGC), a company competing in the rapidly growing materials and infrastructure industry in India and China, announced that its Board of Directors unanimously approved a reverse split of its common stock at a ratio of 1-for-10 commencing at the open of the NYSE MKT Exchange on April 19, 2013. The Company is committed to becoming compliant with all NYSE MKT listing requirements.

Accordingly, as of April 19, 2013, the effective date of the reverse split, each 10 shares of issued and outstanding common stock and equivalents will be converted into 1 share of common stock. In addition, at the market open on April 19, 2013 the common stock will trade under a new CUSIP number 45408X 308.  The Company's ticker symbol, IGC, will remain unchanged.  Likewise, the exercise of each outstanding warrant and option entitles the holder to 1/10 of a post reverse split share, alternatively, post split, the exercise of 10 warrants would convert to one share of common stock.

As a result of the reverse stock split, the number of outstanding common shares will be reduced to approximately 6,980,124. The number of authorized shares and the par value per share will remain unchanged. No fractional shares will be issued in connection with the reverse stock split. Following the completion of the reverse stock split, IGC's transfer agent will aggregate all fractional shares that otherwise would have been issued as a result of the reverse stock split and the share holders holding the fractional shares will be paid out in cash for the fractional portion of their share holding. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder's ownership percentage of the shares of the Company's common stock.  IGC stockholders should contact their broker or IGC's transfer agent, Continental Stock Transfer and Trust Company for any issues relating to the reverse stock split.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital, Inc. (IGC) is a materials and infrastructure company operating in India and China. We currently supply iron ore to steel companies operating in China. For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com. For information about Ironman, please visit www.hfironman.net.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," “post”, "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," “confident” or "continue" or the negative of those terms. These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China and India.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A, Form 10-K for FYE 2012, Form 10-Q for the quarter ended September 30, 2012, and Form 10-Q for the quarter ended December 31 2012 filed with the Securities and Exchange Commission on December 9, 2011, July 16, 2012, November 14, 2012, and February 13, 2013 respectively.

Investors Contact Information
Claudia Grimaldi
301-983-0998